Exhibit 10.2

MASTER FIRST LIEN SENIOR SECURED PIK NOTES NOTE PURCHASE AGREEMENT

Dated as of:

May 5, 2023

Relating to:

Up to $300,000,000

15.00% (7.00% Cash/8.00% PIK) First Lien Senior Secured PIK Notes due 2027, Series II

among

WeWork Companies LLC,

WW Co-Obligor Inc.

and

SoftBank Vision Fund II-2 L.P.

TABLE OF CONTENTS

SECTION 1. DEFINITIONS		2

1.1	Definitions	2
1.2	Computation of Time Periods	8
1.3	Terms Generally	8
1.4	Accounting Terms	9

SECTION 2. THE NOTES		9

2.1	Authorization of Issue	9
2.2	Sale and Purchase of the Notes	9
2.3	Draw Procedures	9
2.4	Closing	9
2.5	Ratable Draw	10
2.6	Commitment Premium	10
2.7	Tax Treatment	10

SECTION 3. CONDITIONS TO CLOSING		10

3.1	Representations and Warranties	11
3.2	Performance	11
3.3	Compliance Certificates	11
3.4	Opinions of Counsel	11
3.5	No Material Adverse Change	11
3.6	No Legal Impediment to Issuance	11
3.7	No Default	12
3.8	Good Standing	12
3.9	Securities	12
3.10	Payment of Expenses	12
3.11	Filings, Registrations and Recordings	12
3.12	Pledged Stock; Stock Powers; Pledged Notes	12
3.13	Other Collateral Documentation	13

SECTION 4. REPRESENTATIONS AND WARRANTIES		13

4.1	Organization and Good Standing	13
4.2	No Material Adverse Change	13
4.3	Capitalization	13
4.4	Due Authorization	14
4.5	The Indenture	14
4.6	The Notes and the Guarantees	14
4.7	Security Documents	15
4.8	Agreement	15
4.9	No Violation or Default	15
4.10	No Conflicts	15
4.11	No Consents Required	16
4.12	Legal Proceedings	16
4.13	Title to Real and Personal Property	16
4.14	Intellectual Property	16

i

4.15	Investment Company Act	17
4.16	Taxes	17
4.17	Licenses and Permits	17
4.18	No Labor Disputes	17
4.19	Certain Environmental Matters	18
4.20	Compliance with ERISA	18
4.21	Accounting Controls	19
4.22	Insurance	19
4.23	No Unlawful Payments	19
4.24	Compliance with Anti-Money Laundering Laws	20
4.25	No Conflicts with Sanctions Laws	20
4.26	No Restrictions on Subsidiaries	21
4.27	No Broker’s Fees	21
4.28	No Integration	21
4.29	No General Solicitation or Directed Selling Efforts	21
4.30	Securities Law Exemptions	21
4.31	Margin Rules	21
4.32	Cybersecurity	22
4.33	Financial Statements	22
4.34	Solvency	22

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		23

5.1	Organization and Good Standing	23
5.2	Due Authorization	23
5.3	Agreement	23
5.4	No Consents Required	23
5.5	Securities Representations	23

SECTION 6. RESALES OF NOTES		24

6.1	Assistance in Private Resale of Notes.	24
6.2	Indemnification with Respect to Marketed Sale of Notes	25

SECTION 7. EXPENSES, INDEMNIFICATION AND CONTRIBUTION		27

7.1	Expenses	27
7.2	Indemnification	28
7.3	Waiver of Punitive Damages	28
7.4	Survival	29
7.5	Withholding Tax	29

SECTION 8. MISCELLANEOUS		30

8.1	Notices	30
8.2	Benefit of Agreement and Assignments	31
8.3	No Waiver; Remedies Cumulative	31
8.4	Amendments, Waivers and Consents	31
8.5	Counterparts	31
8.6	Headings	32
8.7	Survival of Indemnities	32

ii

8.8	Governing Law; Submission to Jurisdiction; Venue	32
8.9	Severability	33
8.10	Entirety	33
8.11	Survival of Representations and Warranties	33
8.12	Construction	33
8.13	Incorporation	33
8.14	No Personal Obligations	33
8.15	Currency	33

iii

MASTER FIRST LIEN SENIOR SECURED PIK NOTES NOTE PURCHASE AGREEMENT

MASTER FIRST LIEN SENIOR SECURED PIK NOTES NOTE PURCHASE AGREEMENT, dated as of May 5, 2023 (this “Agreement”), by and among WeWork Companies LLC, a Delaware limited liability company (the “Company”), WW Co-Obligor Inc., a Delaware corporation (the “Co-Obligor” and, together with the Company, the “Issuers”), and SoftBank Vision Fund II-2 L.P., a limited partnership established in Jersey (the “Purchaser”), acting by its manager, SB Global Advisers Limited, a limited company incorporated under the laws of England and Wales.

RECITALS

WHEREAS, the Issuers and the Purchaser were previously party to that certain Amended and Restated Master Senior Secured Notes Note Purchase Agreement, dated as of October 20, 2021 (as amended, supplemented, waived or otherwise modified from time to time, the “Original Secured NPA”), pursuant to which the Issuers agreed to issue and sell, from time to time at their option, and the Purchaser agreed to purchase, up to $500 million of senior secured notes due 2025 (the “Original Secured Notes”);

WHEREAS, the Issuers previously issued and sold $300 million in aggregate principal amount of Original Secured Notes to the Purchaser pursuant to the Original Secured NPA, which Original Secured Notes were redeemed in full on May 5, 2023 at a redemption price equal to 100% of the aggregate principal amount thereof outstanding, plus any accrued and unpaid interest, to, but excluding, the applicable redemption date (the “Redemption”);

WHEREAS, the Issuers, the Purchaser and certain other parties have entered into that certain Exchange Agreement, dated as of May 5, 2023 (as amended, supplemented, waived or otherwise modified from time to time), pursuant to which, among other things, the Issuers and the Purchaser agreed to terminate the Original Secured NPA following the consummation of the Redemption and replace the Original Secured NPA with this Agreement;

WHEREAS, pursuant to this Agreement, the Purchaser agrees to provide to the Company a commitment of up to $300,000,000 (the “Commitment”) in aggregate original principal amount of 15.00% (7.00% Cash/8.00% PIK) First Lien Senior Secured PIK Notes due 2027, Series II (the “Notes”), on the terms and subject to the conditions of this Agreement;

WHEREAS, the Company wishes to draw on the Commitment in one or more installments, and accordingly to sell to the Purchaser, and the Purchaser wishes to purchase from the Company, in each case from time to time and upon the terms and subject to the conditions contained herein (including, without limitation, the delivery of one or more Draw Notices during the Draw Period), the Notes in an aggregate original principal amount of up to $300,000,000;

WHEREAS, the Notes will be issued as a separate series under that certain First Lien Senior Secured PIK Notes Indenture, dated as of May 5, 2023 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), by and among the Issuers, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent, that governs the Issuers’ 15.00% (7.00% Cash/8.00% PIK) First Lien Senior Secured PIK Notes due 2027, Series I, and the Third Party Notes (as defined below);

WHEREAS, on March 17, 2023, the Issuers, WeWork Inc., a Delaware corporation and indirect parent of the Issuers (“Parent”), and a third party investor (the “Third Party Investor”), entered into that certain Securities Purchase and Commitment Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Third Party SPA”) pursuant to which, among other things, subject to the terms and conditions set forth therein, the Issuers agreed to issue and sell, from time to time, and the Third Party Investor agreed to purchase, up to $175,000,000 in aggregate principal amount of 15.00% (7.00% Cash/8.00% PIK) First Lien Senior Secured PIK Notes due 2027, Series III (the “Third Party Notes”), issuable as a separate series under the Indenture.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the meanings specified herein (it being understood that defined terms shall include in the singular number the plural and in the plural number the singular):

“Actions” has the meaning set forth in Section 4.12.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person and shall include any general partner or managing member of such Person or any venture capital fund, investment fund or account now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company or investment adviser with, or is otherwise affiliated with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management or policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.24.

“Authorized Officer” means the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer, the Treasurer, the Secretary, the Assistant Secretary or any other senior officer of the Company designated as such in writing to the Purchaser by the Company.

“Board of Directors” means: (1) with respect to a corporation, the Board of Directors of the corporation or any duly authorized committee of the Board of Directors; (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or Board of Directors or any duly authorized committee of the Board of Directors, as the case may be; and (4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking institutions are authorized or required by law to be closed in New York City or Tokyo, Japan.

“Capital Stock” of any Person means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership, membership interests (whether general or limited) or shares in the capital of a company; and (d) any other interest or participation that confers on a Person the right to receive a share of profits and losses of, or distribution of assets of, the issuing Person; provided that Capital Stock shall not include any debt securities that are convertible into or exchangeable for any combination of Capital Stock and/or cash.

“Change in Tax Law” means any change in, or amendment to, the laws or treaties (including any regulations or official rulings promulgated thereunder) of a Relevant Tax Jurisdiction, or a change in any official position of a Relevant Tax Jurisdiction regarding the interpretation, administration or application of those laws, treaties, regulations or official rulings (including a change resulting from a final, nonappealable holding, judgment or order by a court of competent jurisdiction), in each case that both (i) becomes effective and binding on the Company and is announced after the date hereof (or, if the applicable Relevant Tax Jurisdiction became a Relevant Tax Jurisdiction on a date after the date hereof, such later date) and (ii) relates to the taxation of payment on the Notes made or treated as made to a beneficial holder resident, for tax purposes, in Japan.

“Closing” has the meaning set forth in Section 2.4(a).

“Closing Date” has the meaning set forth in Section 2.4(a).

“Code” has the meaning set forth in Section 2.7.

“Collateral” means all property of the Company, the Co-Obligor or the Guarantors, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent” means the party named as such in the Indenture until a successor replaces it and, thereafter means the successor.

“Commitment” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company SEC Documents” means all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC by Parent.

“Controlled Group” has the meaning set forth in Section 4.20.

“Draw Notice” has the meaning set forth in Section 2.3.

“Draw Period” means the period beginning on the date of this Agreement and ending on August 15, 2027.

“DTC” has the meaning set forth in Section 2.4(b).

“Enforceability Exceptions” has the meaning set forth in Section 4.5.

“Environmental Laws” has the meaning set forth in Section 4.19.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Equity Interests shall not include any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or cash.

“ERISA” has the meaning set forth in Section 4.20.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Indentures” means, collectively, the Indenture and the Second Lien Senior Secured PIK Notes Indenture, the Second Lien Exchangeable Senior Secured PIK Notes Indenture, the Third Lien Senior Secured PIK Notes Indenture and the Third Lien Exchangeable Senior Secured PIK Notes Indenture, each dated as of May 5, by and among the Issuers, the guarantors from time to time party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent, as each may be amended, supplemented, restated or otherwise modified from time to time.

“Financial Statements” has the meaning set forth in Section 4.33.

“Financing Documents” means, collectively, this Agreement, the Indenture, including the Guarantees, the Notes, the Security Documents, the Intercreditor Agreements and all certificates, instruments, financial and other statements and other documents made or delivered in connection herewith and therewith.

“GAAP” means the U.S. generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Governmental Authority” means any federal, regional, state, municipal, local, foreign, multinational or supranational government or quasi-governmental authority, or any subdivision, department, bureau, administrative agency, board, commission, court, instrumentality or other authority thereof.

“Guarantors” means Parent and each Subsidiary of the Company that provides a Guarantee pursuant to the Indenture. If a Guarantee of a Subsidiary is released pursuant to the Indenture, such Subsidiary shall be deemed to no longer be a party hereto effective on the date of such release and so long as such Subsidiary is not a Guarantor.

“Guarantees” mean the guarantees of the Notes issued pursuant to the Indenture.

“Indemnitees” has the meaning set forth in Section 7.2.

“Indenture” has the meaning set forth in the Recitals.

“Institutional Accredited Investor means any Person that is an “institutional accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) of Regulation D.

“Intellectual Property” has the meaning set forth in Section 4.14.

“Intercreditor Agreement” means the Pari Passu Intercreditor Agreement, dated as of May 5, 2023, by and among Goldman Sachs Bank International, as authorized representative for the Credit Agreement Secured Parties (as defined therein), the Collateral Agent, as authorized representative for the Senior Secured Notes Creditors (as defined therein), the Company, the Co-Obligor and the Guarantors party thereto and the other parties from time to time party thereto, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Intercreditor Agreements” means, collectively, (i) the Intercreditor Agreement and (ii) the Intercreditor Agreement, dated as of May 5, 2023, by and among the Collateral Agent, the Trustee, the Second Priority Lien Collateral Agent (as defined therein), the Third Priority Lien Collateral Agent (as defined therein), the Senior Tranche Administrative Agent (as defined in the Credit Agreement), the Company, the Co-Obligor, the Guarantors party thereto and the other parties from time to time party thereto, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Investment Company Act” means the Investment Company Act of 1940 (or any successor provision), as it may be amended from time to time.

“IT Systems and Data” has the meaning set forth in Section 4.32.

“LC Facility” means the letter of credit facility established under the Credit Agreement, dated as of December 27, 2019, by and among the Company, the Purchaser, the issuing creditors and letter of credit participants from time to time party thereto, Goldman Sachs International Bank, as senior tranche administrative agent, Kroll Agency Services Limited, as junior tranche administrative agent, and the other parties thereto from time to time, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Losses” has the meaning set forth in Section 6.2(a).

“Material Adverse Effect” has the meaning set forth in Section 4.1.

“Notes” has the meaning set forth in the Recitals.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit, surety or performance bonds and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the Notes, Guarantees, Indenture and Security Documents.

“Offering Memorandum” means an offering memorandum for the Notes in customary form for offering memoranda or private placement memoranda used in a Syndicated Private Placement Offering of private for life non-convertible debt securities and containing all information (other than a “description of notes,” “plan of distribution” and other information customarily provided by the underwriter or initial purchasers or their counsel, unless such information or sections have been so provided in a form agreed by the Company), including any audited and unaudited financial statements, pro forma and/or as adjusted financial statements or information, as applicable, and other financial data, in each case, of the type and form that are customarily included in an offering memorandum for such a Syndicated Private Placement Offering, and that would be necessary for the investment banks referenced in the offering memorandum to receive, in the case of a Syndicated Private Placement Offering under Rule 144A, “comfort” customary for senior high yield debt securities (including customary “negative assurance” comfort) from independent accountants of the Company in connection with the offering of the Notes.

“Original Secured Notes” has the meaning set forth in the Recitals.

“Original Secured NPA” has the meaning set forth in the Recitals.

“Parent” has the meaning set forth in the Recitals.

“Patriot Act” means the PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (or any successor provision), as it may be amended from time to time.

“Perfection Requirements” means the filing of appropriate Uniform Commercial Code financing statements with the office of the Secretary of State of the state of organization of the Company, the Co-Obligor or the applicable Guarantor, the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, in each case in favor of the Collateral Agent for the benefit of the Collateral Agent, the Trustee and the holders of the Notes and, subject to the terms of the Intercreditor Agreements, as applicable, the delivery to the Collateral Agent of any stock certificate or promissory note required to be delivered pursuant to the applicable Security Documents, together with instruments of transfer executed in blank.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Plan” has the meaning set forth in Section 4.20.

“Private Resale Offering” has the meaning set forth in Section 6.1(a).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the Preamble.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Redemption” has the meaning set forth in the Recitals.

“Regulation D” means Regulation D under the Securities Act (or any successor provision), as it may be amended from time to time.

“Regulation S” means Regulation S under the Securities Act (or any successor provision), as it may be amended from time to time.

“Relevant Tax Jurisdiction” means (i) the United States of America, any political subdivision thereof, or any authority or agency therein having the power to tax or (ii) any other jurisdiction from which the Company makes payment on the Notes or in which the Company is organized or generally is or becomes subject to taxation.

“Resale OM Notice” has the meaning set forth in Section 6.1(b).

“Rule 144A” means Rule 144A under the Securities Act (or any successor provision), as it may be amended from time to time.

“Sanctioned Country” has the meaning set forth in Section 4.25.

“Sanctions” has the meaning set forth in Section 4.25.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Pledge and Security Agreement, dated as of May 5, 2023, made by, among others, the Company, the Co-Obligor and the Guarantors in favor of the Collateral Agent.

“Security Documents” means the Security Agreement and all other security documents delivered to the Collateral Agent granting a Lien on any property of any Person to secure the Obligations.

“Subsidiary” of any Person means (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person (or any combination thereof); and (2) any partnership, limited liability company or similar entity (a) the sole general partner, the managing general partner or the sole managing member of which is such Person or a Subsidiary of such Person or (b) the only general partners or managing members of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Suspension Period” has the mean set forth in Section 6.1(c).

“Third Party Investor” has the meaning set forth in the Recitals.

“Third Party SPA” has the meaning set forth in the Recitals.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter means the successor.

“TSA” has the meaning set forth in Section 4.3.

1.2 Computation of Time Periods. For purposes of computation of periods of time under the Financing Documents, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3 Terms Generally. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (c) the words “including” and “includes” shall mean “including without limitation” and “includes without limitation”, as applicable.

1.4 Accounting Terms. Accounting terms used but not otherwise defined herein shall have the meanings provided, and be construed in accordance with, GAAP.

SECTION 2.

THE NOTES

2.1 Authorization of Issue. On or prior to the applicable Closing Date, the Company will authorize the issuance and sale of the Notes to be issued and sold on such Closing Date. The Notes shall be substantially in the form specified in the Indenture.

2.2 Sale and Purchase of the Notes. Subject to the terms and conditions herein set forth, including the delivery of one or more Draw Notices at any time during the Draw Period and the limitations set forth in Section 2.6 hereof, the Company may issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, from time to time, at a purchase price of 100% of the principal amount thereof (the “Purchase Price”), up to $300,000,000 in aggregate principal amount of Notes.

2.3 Draw Procedures. The Company shall provide written notice (each such notice, a “Draw Notice”) to the Purchaser of its request to draw on the Commitment or any portion thereof, and accordingly, to sell Notes to the Purchaser. The Draw Notice shall specify (i) the principal amount of Notes requested to be sold by the Company and purchased by the Purchaser (which amount shall be at least $50.0 million) and (ii) the requested issuance date for such Notes. During the Draw Period, the Company shall not be entitled to deliver a Draw Notice within 30 days of the most recently delivered Draw Notice.

2.4 Closing.

(a) Subject to the terms and conditions set forth herein, the sale to and purchase by the Purchaser of any Notes with respect to a Draw Notice shall occur at a closing (each a “ Closing”) on a Business Day to be agreed upon by the Company and the Purchaser (each a “Closing Date”), which shall be no later than five (5) Business Days after the delivery of the Draw Notice, unless otherwise agreed by the Company and the Purchaser. For the avoidance of doubt, a Closing Date may not occur after the expiration of the Draw Period, irrespective of whether the Company has delivered during the Draw Period a duly executed Draw Notice in accordance with the terms set forth herein.

(b) The Notes to be purchased by the Purchaser will be represented by one or more definitive Notes which will be delivered, at the option of the Purchaser, (i) in book-entry form evidenced by global notes which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian or (ii) in physical form. At each Closing, the Company will deliver the applicable Notes to the Purchaser, by causing DTC to credit such Notes to the account of the Purchaser or by delivering a physical definitive Note, as applicable, against payment by the Purchaser of the applicable Purchase Price therefor by wire transfer of immediately available funds to such bank account or accounts as the Company may specify in writing at least five (5) Business Days prior to each Closing Date. If the Purchaser elects to have the Notes be delivered through DTC, the certificates for the Notes purchased pursuant to this Agreement shall be in such denominations and registered in the name of Cede &

Co., as nominee of DTC, and if requested by the Purchaser, shall be made available for inspection by the Purchaser as promptly as reasonable. Notwithstanding anything to the contrary, in connection with a Closing, if the Purchaser elects to have the Notes be delivered through DTC, the Company shall use commercially reasonable efforts to make such Notes deliverable to Purchaser through DTC; provided, that, delivery of the Notes through DTC shall not be a condition to such Closing and if such Notes are not eligible to be delivered through DTC on the applicable Closing Date, such Notes shall be delivered in physical form and the Company shall use commercially reasonable efforts to promptly make such Notes eligible for settlement through DTC following such Closing Date.

(c) If, at any Closing, the Company shall fail to deliver the applicable Notes to the Purchaser, or any of the conditions specified in 0 shall not have been fulfilled or waived, then the Purchaser shall be relieved from its obligations to purchase the Notes to be purchased by the Purchaser under the applicable Draw Notice, without thereby waiving any rights (if any) the Purchaser may have by reason of such failure or such non-fulfillment.

2.5 Ratable Draw. Notwithstanding anything to the contrary set forth herein, (i) the first $250,000,000 in aggregate principal amount of Notes under the Commitment shall be drawn ratably with the first $125,000,000 in aggregate principal of Third Party Notes under the Third Party SPA and (ii) the remaining $50,000,000 in aggregate principal amount of Notes under the Commitment shall be drawn ratably with the remaining $50,000,000 in aggregate principal amount of Third Party Notes under the Third Party SPA.

2.6 Commitment Premium. The Company shall pay the Purchaser a one-time commitment premium (the “Commitment Premium”) equal to 12.5% of any principal amount actually drawn under the Commitment in excess of $250,000,000; provided, that, in no event shall the Commitment Premium exceed $6.25 million at any time. The Commitment Premium shall be paid solely in the form of additional Notes under the Indenture based on the applicable principal amount exceeding $250,000,000 on the applicable Closing Date relating to a Draw Notice if, after giving effect to such Draw Notice, more than $250,000,000 of Notes are issued and outstanding pursuant to the Commitment.

2.7 Tax Treatment. The Parties agree, to the extent permitted by applicable law, to treat (i) the Commitment Premium as a reduction in issue price to the extent the Commitment Premium is paid in connection with the issuance of any Notes pursuant to this Agreement for all U.S. federal income tax purposes, and (ii) the Notes as debt for all U.S. federal income tax purposes and shall file all tax returns consistent with, and take no position inconsistent with, such treatment (whether in audits, tax returns or otherwise) unless required to do so pursuant to a determination that is “final” within the meaning of Section 1313(a) of the of the Internal Revenue Code of 1986, as amended (the “Code”).

SECTION 3.

CONDITIONS TO CLOSING

The Purchaser’s obligation to purchase and pay for the Notes to be purchased by it at a Closing is subject to the satisfaction or waiver by it prior to or at such Closing of each of the conditions specified below in this 0:

3.1 Representations and Warranties. The representations and warranties of the Company and the Co-Obligor set forth in Section 4 shall be true and correct in all material respects on and as of the date of the Closing Date; provided that, in each case, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, in each case, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date of such Closing Date or on such earlier date, as the case may be.

3.2 Performance. The Company shall have performed and complied in all material respects with all agreements and covenants contained herein required to be performed or complied with by it prior to or at the Closing Date (or such compliance shall have been waived on terms and conditions reasonably satisfactory to the Purchaser).

3.3 Compliance Certificates. The Company and the Co-Obligor shall have delivered to the Purchaser closing certificates, dated as of the Closing Date, certifying, among other things, as to (i) its certificate of incorporation (or, if a limited liability company or limited partnership, certificate of formation) and by-laws (or, if a limited liability company, limited liability company agreement or limited partnership, agreement of limited partnership), as the case may be, (ii) the incumbency and signatures of its applicable officers, (iii) other corporate, limited liability company or limited partnership, as the case may be, proceedings (including board and/or stockholder, member or general partner resolutions) relating to the authorization, execution and delivery of the Financing Documents, and (iv) that the conditions specified in this 0 have been fulfilled or expressly waived.

3.4 Opinions of Counsel. Subject to the receipt of necessary and customary documentation and certification, at the Closing, the Purchaser shall have received an opinion from Kirkland & Ellis LLP, counsel for the Company (or such other counsel reasonably acceptable to the Purchaser), dated the Closing Date, covering such matters as would be customarily included in an opinion to an initial purchaser in a private placement of securities of similar type as the Notes in form and substance reasonably satisfactory to the Purchaser; provided that any opinions with respect to the Uniform Commercial Code, the Liens on the Collateral and the Security Documents shall only be required for the first Closing Date hereunder.

3.5 No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, no change, event, development or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect, other than such changes, events, developments or conditions that have been disclosed in writing to the Purchaser or its Affiliates prior to the date hereof.

3.6 No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Notes by the Company or the issuance of the Guarantees by the Guarantors; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Notes by the Company or the issuance of the Guarantees.

3.7 No Default. Before and after giving effect to the issuance of the Notes, there is no event of default that exists (or would have been resulted therefrom) under the Existing Indentures or the LC Facility.

3.8 Good Standing. The Purchaser has received reasonably satisfactory evidence of the good standing of the Company and the Co-Obligor, in their respective jurisdictions of organization, and their good standing in such other material jurisdictions as the Purchaser may reasonably request, in each case in writing or any standard form of telecommunication, from the appropriate governmental authorities of such jurisdictions.

3.9 Securities. At the applicable Closing Date, the applicable Notes shall have been duly executed and delivered by a duly authorized officer of the Company and duly authenticated by the Trustee.

3.10 Payment of Expenses. At the Closing, the Purchaser shall have received from the Company all reasonable out-of-pocket expenses pursuant to Section 7.1 that have been invoiced by the Purchaser no later than two (2) days prior to the date of the Closing (including the reasonable fees, charges and disbursements of one counsel and, if necessary, of one local counsel in each relevant material jurisdiction to the Purchaser, incurred in connection with each Closing).

3.11 Filings, Registrations and Recordings. On or prior to the first Closing Date hereunder, each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Purchaser to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of itself, the Trustee and the holders of the Notes, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens (as defined in the Indenture)), shall be in proper form for filing, registration or recordation, such that upon such filings and recordations such security interests constitute valid and perfected Liens thereon (subject to Permitted Liens).

3.12 Pledged Stock; Stock Powers; Pledged Notes. On or prior to the first Closing Date hereunder, the Trustee (or its agents or bailees, pursuant to Section 2.09 of the Intercreditor Agreement) shall have received the certificates representing the shares of Equity Interests (if any) pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof. Notwithstanding anything to the contrary, that to the extent any Collateral (other than (i) any Collateral to the extent that a Lien on such Collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code and (ii) domestic intellectual property that may be perfected through the filing of a “short-form” intellectual property agreement with the U.S. Patent and Trademark Office and/or U.S. Copyright Office) is not or cannot be provided on the first Closing Date hereunder, after the Company’s, the Co-Obligor’s and the Guarantors’ use of commercially reasonable efforts to do so or without undue burden or expense, the delivery or provision of such Collateral shall not constitute a condition precedent to the Purchaser’s obligation to purchase and pay for the Notes on the first Closing Date hereunder, but will instead be required to be delivered, provided and/or perfected pursuant to arrangements to be mutually agreed by the Purchaser and the Company, in each case, within sixty (60) days (or such longer period as the Purchaser may reasonably agree) after the first Closing Date hereunder.

3.13 Other Collateral Documentation. On or prior to the first Closing Date hereunder, the Collateral Agent shall have received any documents reasonably requested thereby that are required by the terms of the Security Documents to evidence its security interest in the Collateral (including, without limitation all intellectual property security agreements to be filed with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, and other filings evidencing a security interest in any intellectual property included in the Collateral).

SECTION 4.

REPRESENTATIONS AND WARRANTIES

Except as otherwise disclosed in the Company SEC Documents and publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system, the Company and the Co-Obligor jointly and severally represent and warrant to the Purchaser as of the date of this Agreement that:

4.1 Organization and Good Standing. The Company, the Co-Obligor and each of the Guarantors have been duly organized and are validly existing and in good standing (or, if applicable, the equivalent in the applicable jurisdiction) under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing (or, if applicable, the equivalent in the applicable jurisdiction) in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are currently engaged, except where the failure to be so qualified, in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, results of operations or prospects of the Company and its Subsidiaries taken as a whole or on the performance by the Company, the Co-Obligor and the Guarantors of their obligations under the Financing Documents (a “Material Adverse Effect”).

4.2 No Material Adverse Change. Since the date of the Agreement and prior to the applicable Closing Date, there has been no event, development or circumstance, either individually or in the aggregate, that has had, or would be reasonably expected to have, a Material Adverse Effect, other than such events, developments or circumstances that have been disclosed in writing to the Purchaser or its Affiliates prior to the date hereof.

4.3 Capitalization. (i) Parent has an authorized capitalization, and all of the issued shares of capital stock of Parent have been duly and validly authorized and issued and are fully paid and non-assessable, and conform to the description of the stock contained in the Company SEC Documents; and (ii) all of the issued shares of capital stock or other equity interests, as applicable, of each Subsidiary of Parent have been duly and validly authorized and issued, are fully paid and non-assessable and (except for directors’ qualifying shares) are owned directly or indirectly by Parent, free and clear of all liens, encumbrances, equities or claims (other than

Permitted Liens); and, (iii) the stockholders of Parent have no warrants, options, subscriptions, convertible or exchange securities or preemptive or similar rights in respect of its capital stock. As of May 4, 2023, and after giving effect to the transactions contemplated by that certain Transaction Support Agreement, dated as of March 17, 2023 (as amended, waived or otherwise modified from time to time, the “TSA”), the authorized capital stock of Parent consisted of (i) 4,874,958,334 shares of Class A Common Stock, of which 2,109,845,033 would have been issued and outstanding, (ii) 25,041,666 shares of Class C common stock, par value $0.0001 per share, of which 19,938,089 would have been issued and outstanding and (iii) 100,000,000 shares of preferred stock, par value $0.0001 per share, of which no share has been issued and is outstanding.

Except for this Agreement and as disclosed in publicly available information, including the Company SEC Documents, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities, other than in connection with the transactions contemplated by the TSA including the term sheet attached thereto, or other similar rights, agreements or commitments relating to the issuance of capital stock to which Parent is a party obligating Parent to issue, transfer or sell any shares or other equity interests of Parent or securities convertible into, exchangeable or exercisable for such shares or equity interests of Parent.

4.4 Due Authorization. The Company, the Co-Obligor and each of the Guarantors have full right, power and authority to execute and deliver each Financing Document, to the extent a party thereto, and to perform their respective obligations hereunder and thereunder; and all action required to be taken by them for the due and proper authorization, execution and delivery of each of the Financing Documents, to the extent a party thereto, and the consummation by them of the transactions contemplated thereby has been or will be duly and validly taken on or prior to the applicable Closing Date.

4.5 The Indenture. The Indenture has been duly authorized, executed and delivered by the Company, the Co-Obligor and each of the Guarantors and, assuming due execution and delivery in accordance with its terms by each of the other parties thereto, the Indenture constitutes a valid and legally binding agreement of the Company, the Co-Obligor and each of the Guarantors enforceable against the Company, the Co-Obligor and each of the Guarantors in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”).

4.6 The Notes and the Guarantees. The Notes have been duly authorized by the Company and the Co-Obligor and, when duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company and the Co-Obligor enforceable against the Company and the Co-Obligor in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture; and the Guarantees have been duly authorized by each of the Guarantors and, when the Notes have been duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be valid and legally binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

4.7 Security Documents. Each Security Document has been duly authorized by the Company, the Co-Obligor and each of the Guarantors party thereto and on or prior to the first Closing Date hereunder will be duly executed and delivered by the Company, the Co-Obligor and the Guarantors party thereto and, when duly executed and delivered in accordance with its terms by each of the other parties thereto, will constitute a valid and legally binding agreement of the Company, the Co-Obligor and the Guarantors party thereto enforceable against the Company, the Co-Obligor and each of the Guarantors party thereto in accordance with its terms, subject to the Enforceability Exceptions. Subject to (i) the terms of Section 3.13, (ii) the Enforceability Exceptions, (iii) the Perfection Requirements and (iv) the provisions of the Indenture, the Security Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Collateral Agent, for the benefit of itself, the Trustee and the holders of the Notes, and upon the satisfaction of the requirements of the applicable Security Documents, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Security Documents) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Indenture) securing the Obligations in respect of the Notes and the Indenture, in each case as and to the extent set forth therein.

4.8 Agreement. This Agreement has been duly authorized, executed and delivered by the Company and the Co-Obligor and, when duly executed and delivered by the Purchaser, will constitute a valid and legally binding agreement of the Company and the Co-Obligor in accordance with its terms, subject to the Enforceability Exceptions.

4.9 No Violation or Default. None of the Company, the Co-Obligor or any of the Guarantors is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or the Guarantors is a party or by which the Company or the Guarantors is bound or to which any property or asset of the Company or the Guarantors is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.10 No Conflicts. The execution, delivery and performance by the Company, the Co-Obligor and each of the Guarantors of each of the Financing Documents to which each is a party, the issuance and sale of the Notes and the issuance of the Guarantees and compliance by the Company, the Co-Obligor and each of the Guarantors with the terms thereof and the consummation of the transactions contemplated by the Financing Documents will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, result in the termination, modification or acceleration of, or result in the creation or imposition of any lien, charge or encumbrance upon any property, right or asset of the Company, the Co-Obligor or any Guarantor pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company, the Co-Obligor or any

Guarantor is a party or by which the Company, the Co-Obligor or any Guarantor is bound or to which any property, right or asset of the Company, the Co-Obligor or any Guarantor is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company, the Co-Obligor, or any Guarantor or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, default, lien, charge or encumbrance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.11 No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company, the Co-Obligor and each of the Guarantors of each of the Financing Documents to which it is a party, the issuance and sale of the Notes and the issuance of the Guarantees and compliance by the Company, the Co-Obligor and each of the Guarantors with the terms thereof and the consummation of the transactions contemplated by the Financing Documents, except for such consents, approvals, authorizations, orders and registrations or qualifications as may be required under applicable state securities laws in connection with the purchase of the Notes by the Purchaser.

4.12 Legal Proceedings. Other than as otherwise disclosed in the Company SEC Documents, there are no legal, governmental or regulatory investigations, actions, demands, claims, suits, arbitrations, inquiries or proceedings (“Actions”) pending to which the Company or any of its Subsidiaries is a party or to which any property of the Company or any of its Subsidiaries is the subject that, individually or in the aggregate, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect; and no such Actions are threatened in writing or, to the knowledge of the Company, the Co-Obligor and each of the Guarantors, contemplated by any governmental or regulatory authority or threatened in writing by others that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.13 Title to Real and Personal Property. The Company and its Subsidiaries have good and marketable title to, or have valid rights to lease or otherwise use, all items of real and personal property that are material to the businesses of the Company and its Subsidiaries, taken as a whole (other than with respect to Intellectual Property, title of which is addressed exclusively in Section 4.14), in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries, taken as a whole, (ii) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (iii) that constitute Permitted Liens.

4.14 Intellectual Property. (i) To their knowledge with respect to third party patents, the Company and its Subsidiaries own, have the right to use or can obtain on reasonable terms the right to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, domain names and other source indicators, copyrights and copyrightable works, know-how, trade secrets, systems, procedures, proprietary or confidential information and all other worldwide intellectual property, industrial property and proprietary rights (collectively, “Intellectual Property”) used in the conduct of their respective businesses, except where the failure to own, have the right use or ability to obtain such rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company or any of its Subsidiaries infringes or misappropriates any Intellectual Property of any Person, except where the conflict would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) the Company and its Subsidiaries have not received any written notice of any claim relating to Intellectual Property that would reasonably be expected to have a Material Adverse Effect; and (iv) to the knowledge of the Company and any Guarantor, the Intellectual Property of the Company and its Subsidiaries is not being infringed, misappropriated or otherwise violated by any Person, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.15 Investment Company Act. Neither the Company nor any of the Guarantors is, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof, none of them will be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act.

4.16 Taxes. The Company and its Subsidiaries have paid all federal, state, local and foreign taxes due and payable by the Company or its Subsidiaries, other than any such taxes (i) not overdue by more than thirty (30) days, or (ii) being contested in good faith and for which the Company has established adequate reserves in accordance with GAAP, and filed all tax returns required to be filed, except where the failure to so pay such taxes or file such tax returns would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.17 Licenses and Permits. The Company and its Subsidiaries possess all licenses, sub-licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses (as currently being conducted), except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and neither the Company nor any of its Subsidiaries has received notice of any revocation or modification of any such license, sub-license, certificate, permit or authorization or has any reason to believe that any such license, sub-license, certificate, permit or authorization will not be renewed in the ordinary course, other than any revocation or modification or non-renewal that would not, individually or in the aggregate, reasonably be expected to have Material Adverse Effect.

4.18 No Labor Disputes. No labor disturbance by or dispute with employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, the Co-Obligor and each of the Guarantors, is contemplated or threatened, except in each case as would not reasonably be expected to have a Material Adverse Effect.

4.19 Certain Environmental Matters. (i) The Company and its Subsidiaries (x) are in compliance with all applicable federal, state, local and foreign laws (including common law), rules, regulations, requirements, decisions, judgments, decrees, orders and other legally enforceable requirements relating to pollution or the protection of human health or safety, the environment, natural resources, hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (y) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (z) have not received notice of any actual or potential liability or obligation under or relating to, or any actual or potential violation of, any Environmental Laws, including for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Company or its Subsidiaries and (iii) the Company has not received notice of any administrative or judicial proceeding that is pending, or that is known to be contemplated, against the Company or any of its subsidiaries under any Environmental Laws in which a governmental entity is also a party, except in the case of each of (i), (ii) and (iii) above, for any such matter as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.20 Compliance with ERISA. (i) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to ERISA, for which the Company would have any liability, whether directly or through any member of its “Controlled Group” (defined as any entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001(a)(14) of ERISA or any entity that would be regarded as a single employer with the Company under Section 414(b),(c),(m) or (o) of the Code (each, a “Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan, excluding transactions effected pursuant to a statutory or administrative exemption; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no Plan has failed (whether or not waived), or is reasonably expected to fail, to satisfy the minimum funding standards (within the meaning of Section 302 of ERISA or Section 412 of the Code) applicable to such Plan; (iv) no Plan is, or is reasonably expected to be, in “at risk status” (within the meaning of Section 303(i) of ERISA), and no Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA is in “endangered status” or “critical status” (within the meaning of Sections 304 and 305 of ERISA); (v) the fair market value of the assets of each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan); (vi) no “reportable event” (within the meaning of Section 4043(c) of ERISA and the regulations promulgated thereunder) has occurred or is reasonably expected to occur; (vii) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and nothing has occurred, whether by action or by failure to act, which would reasonably be expected to cause the loss of such qualification; (viii) neither the Company nor any member of the Controlled Group has incurred, nor does the Company reasonably expect any such party to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guarantee Corporation, in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA); and (ix) none of the following events has occurred or is reasonably likely to occur: (A) a material increase in the aggregate amount of contributions required to be made to all Plans subject to Title IV of ERISA by the Company and its Controlled Group affiliates in the current fiscal year of the Company and its Controlled Group affiliates compared to the amount of such contributions made in the

Company’s and its Controlled Group affiliates’ most recently completed fiscal year; or (B) a material increase in the Company and its Subsidiaries’ “accumulated post-retirement benefit obligations” (within the meaning of Accounting Standards Codification Topic 715-60) compared to the amount of such obligations in the Company and its Subsidiaries’ most recently completed fiscal year, except in each case with respect to the events or conditions set forth in (i) through (ix) hereof, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.21 Accounting Controls. Parent and its Subsidiaries, taken as a whole, maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that have been designed to comply with the requirements of the Exchange Act applicable to Parent and have been designed by, or under the supervision of, Parent’s principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of its management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent and its Subsidiaries’ assets that could have a material effect on the financial statements. As of the date of this Agreement, there are no material weaknesses in Parent and its Subsidiaries’ internal controls.

4.22 Insurance. The Company and its Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are, in the Company’s reasonable judgment, adequate to protect the Company and its Subsidiaries and their respective businesses; and neither the Company nor any of its Subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.23 No Unlawful Payments. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company and each of the Guarantors, any director, officer or employee of the Company or any of its Subsidiaries or any agent, Affiliate or other Person associated with or acting on behalf of the Company or any of its Subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and its Subsidiaries have instituted and maintain, and will continue to maintain, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws applicable to the Company or any of its subsidiaries.

4.24 Compliance with Anti-Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Organised and Serious Crime Ordinance (Chapter 455 of the Laws of Hong Kong) and Anti-Money Laundering and Counter-Terrorist Financing (Financial Institutions) Ordinance (Chapter 615 of the Laws of Hong Kong), and the applicable money laundering statutes of all other jurisdictions where the Company or any of its Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company or any of the Guarantors, threatened.

4.25 No Conflicts with Sanctions Laws. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company or any Guarantor, any of its directors, officers or employees, or any agent, affiliate or other person acting on behalf of the Company or any of its Subsidiaries, is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company, any of its Subsidiaries or any of the Guarantors located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, the so-called Donetsk People’s Republic and Luhansk People’s Republic, the Crimea and non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran, North Korea and Syria (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the Notes hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person

(including any person participating in the transaction, whether as underwriter, initial purchaser, advisor, investor or otherwise) of Sanctions. For the past five (5) years, the Company and its Subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country, each to the extent in violation of applicable Sanctions.

4.26 No Restrictions on Subsidiaries. No Subsidiary of the Company is currently subject to any material prohibition, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock or similar ownership interest, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s properties or assets to the Company or any other Subsidiary of the Company, except for (a) any such prohibition or restriction contained in the credit agreement governing the LC Facility or the Existing Indentures, or (b) any such prohibition or restriction that will be permitted by the Indenture.

4.27 No Broker’s Fees. Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any Person (other than this Agreement) that would give rise to a valid claim against any of them or the Purchaser for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Notes.

4.28 No Integration. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Notes in a manner that would require registration of the Notes under the Securities Act.

4.29 No General Solicitation or Directed Selling Efforts. None of the Company or any of its Affiliates or any other Person acting on its or their behalf has (i) solicited offers for, or offered or sold, the Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (ii) engaged in any directed selling efforts within the meaning of Regulation S, and all such Persons have complied with the offering restrictions requirement of Regulation S.

4.30 Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 5 and its compliance with its agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Notes to the Purchaser, to register the Notes under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

4.31 Margin Rules. Neither the issuance, sale and delivery of the Notes nor the application of the proceeds thereof by the Company will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

4.32 Cybersecurity. (i)(x) To the knowledge of the Company and the Guarantors, there has been no security breach or other compromise of or relating to any of the Company’s or its Subsidiaries’ information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”) and (y) the Company and its Subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data, except as would not, in the case of this clause (i) reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; (ii) the Company and its Subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, in the case of this clause (ii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) the Company and its Subsidiaries have used reasonable best efforts to implement backup and disaster recovery technology consistent with industry standards and practices in all material respects.

4.33 Financial Statements. The (i) audited consolidated balance sheets of the Parent and its Subsidiaries as of December 31, 2022, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for the year ended December 31, 2022 and the related notes thereto as filed in the Parent’s Annual Report on Form 10-K for such year (the “Financial Statements”) present fairly in all material respects the consolidated financial position of the Parent and its consolidated Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods specified, subject to customary year-end audit adjustments and the absence of certain footnotes in the case of the unaudited quarterly financial statements. The Financial Statements have been prepared in conformity with GAAP as applied on a consistent basis throughout the periods covered thereby (except as disclosed therein).

4.34 Solvency. On and immediately after each Closing Date, the fair market value of the assets of the Company, the Co-Obligor and their respective Subsidiaries, taken as a whole, will be, on the date of determination, greater than the fair market value of the total amount of liabilities (including contingent and unliquidated liabilities) of the Company, the Co-Obligor and their respective Subsidiaries, taken as a whole, will be as of such date and that, as of such date, the Company, the Co-Obligor and their respective Subsidiaries, taken as a whole, will be able to pay all liabilities of the Company, the Co-Obligor and their respective Subsidiaries, taken as a whole, as such liabilities are expected to mature and will not have unreasonably small capital for its then current business activities. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SECTION 5.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company and the Co-Obligor as of the date of this Agreement that:

5.1 Organization and Good Standing. The Purchaser is duly formed, existing and in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its formation, and has all requisite power and authority to enter into this Agreement and the other Financing Documents, to the extent a party thereto, and to perform its obligations hereunder and thereunder.

5.2 Due Authorization. The Purchaser has full right, power and authority to execute and deliver this Agreement and each other Financing Document, to the extent a party thereto, and to perform its obligations hereunder and thereunder; and all action required to be taken by the Purchaser for the due and proper authorization, execution and delivery of each of the Financing Documents, to the extent a party thereto, and the consummation by it of the transactions contemplated thereby has been or will be duly and validly taken on or prior to the applicable Closing Date.

5.3 Agreement. This Agreement has been duly authorized, executed and delivered by the Purchaser, and when duly executed and delivered by the Company and the Co-Obligor, will constitute a valid and legally binding agreement of the Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

5.4 No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Purchaser of each of the Financing Documents to which it is a party and the consummation of the transactions contemplated by the Financing Documents, except for such consents, approvals, authorizations, orders and registrations or qualifications as may be required under applicable state securities laws in connection with the purchase of the Notes by the Purchaser.

5.5 Securities Representations. The Purchaser represents and warrants to, and agrees with, the Company as of the date hereof that the Purchaser is (A) a Qualified Institutional Buyer or an Institutional Accredited Investor and has such knowledge, skill, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Notes and (B) is acquiring the Notes for its own account or for one or more separate accounts maintained by it or for the account of one or more Accredited Investors and not with a view to the distribution thereof in violation of law, provided that the disposition of the Purchaser’s property shall all at all times be within the Purchaser’s control. The Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes. The Purchaser further represents and warrants that the Purchaser (i) will not sell, transfer or otherwise dispose of the Notes or any interest therein except in a registered transaction or in a transaction exempt from or not subject to the registration requirements of the Securities Act and (ii) was given the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the Company, the Co-Obligor or the Guarantors possesses or can acquire without unreasonable effort or expense. The Purchaser agrees to the placement of a legend on certificates representing the Notes to that effect.

SECTION 6.

RESALES OF NOTES

6.1 Assistance in Private Resale of Notes.

(a) In the event the Purchaser or one of its Affiliates purchases Notes hereunder the Company and its Subsidiaries shall assist the Purchaser in completing any reasonable and customary sale process undertaken in connection with the private resale of the Notes (a “Private Resale Offering”) or any portion thereof to prospective holders of Notes by taking the actions specified herein, as requested by the Purchaser.

(b) In connection with a Private Resale Offering, the Purchaser may by written notice delivered to the Company (a “Resale OM Notice”) require the Company to as soon as practicable, and in any event no later than thirty (30) Business Days after receipt of the Resale OM Notice, prepare and deliver to the Purchaser and any investment banks engaged by the Purchaser an Offering Memorandum providing for the resale by the Purchaser of any Notes then held by it to prospective holders of Notes. The Purchaser shall identify the aggregate principal amount of Notes it intends to resell in the Resale OM Notice. The Purchaser shall not be entitled to deliver a Resale OM Notice more than four times during the term of the Notes.

(c) The Company shall be entitled to delay the preparation and delivery of an Offering Memorandum pursuant to Section 6.1(a) for a reasonable period of time not to exceed ninety (90) days in succession or one-hundred eight (180) days in the aggregate in any twelve (12) month period (a “Suspension Period”) if the Board of Directors shall determine in its reasonable judgment that (A) audited or other required financial statements required to be included in the Offering Memorandum are not available, provided that the Company shall use its commercially reasonable efforts to obtain such financial statements as promptly as practicable, or (B) the use of the Offering Memorandum would cause the disclosure of material, non-public information that the Company has a bona fide business purpose for preserving as confidential; provided, however, that any Suspension Period shall terminate at such time as the public disclosure of such information is made.

(d) In connection with a Private Resale Offering, the Company shall provide to the Purchaser all customary cooperation that is reasonably requested by the Purchaser in connection with such Private Resale Offering, including, subject to reasonable prior notice, (i) causing the Company’s senior officers to (x) participate in due diligence sessions and a reasonable number of road show and meetings with prospective investors and meetings with rating agencies, (y) directly participate in the preparation of the Offering Memorandum, a customary “road show presentation” that is suitable for use in a customary “high-yield road show” and a rating agencies presentation and (z) deliver customary authorization letters, confirmations and undertakings and due diligence backup materials in connection with the

Offering Memorandum and “road show presentation;” (ii) assisting with the preparation of the Offering Memorandum; (iii) executing customary closing certificates as may be required by the investment banks engaged with respect to the Private Resale Offering; (iv) taking such actions as are reasonably requested by the Purchaser to facilitate the satisfaction on a timely basis of all conditions precedent to consummate the Private Resale Offering that are within the Company’s control; (v) taking commercially reasonable efforts to cause its independent auditors to cooperate with the Private Resale Offering, including requesting such auditors to provide, and providing customary representations letters to such auditors for, customary “comfort letters” (including customary “negative assurance” comfort) and assisting with due diligence activities and allowing the inclusions of audit reports in the Offering Memorandum; (vi) taking commercially reasonable efforts to cause its counsel to provide an opinion of counsel to the investment banks engaged with respect to the Private Resale Offering covering the matters customarily covered in opinions requested in offerings of secured debt securities under Rule 144A; (vii) entering into a customary purchase agreement for secured high yield debt securities issued under Rule 144A with the investment banks engaged with respect to the Private Resale Offering and (viii) providing all documentation and other information about the Company and its Subsidiaries that are reasonably required by the investment banks engaged with respect to the Private Resale Offering in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

6.2 Indemnification with Respect to Marketed Sale of Notes.

(a) The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Purchaser and each of its Affiliates and their respective officers, directors, employees, managers, partners and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Purchaser or such other Person indemnified under this Section 6.2(a) from and against all losses, claims, damages, liabilities and expenses, whether joint or several (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (collectively, the “Losses”), to which they are or any of them may become subject under the Securities Act or other U.S. federal or state statutory law (including any applicable “blue sky” laws), rule or regulation, at common law or otherwise, insofar as such Losses arise out of, are based upon, are caused by or relate to any untrue statement (or alleged untrue statement) of a material fact contained in any Offering Memorandum or any amendment or supplement thereto or any filing or document incidental to such resale of the Notes as required by this Agreement, or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein not misleading, except that no Person indemnified shall be indemnified hereunder insofar as the same are made in conformity with and in reliance on information furnished in writing to the Company by such Person concerning such Person expressly for use therein. The Purchaser agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Company and each of its Affiliates and their respective officers, directors, employees, managers, partners and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company from and against all Losses, to which they are or any of them may become subject under the Securities Act or other U.S. federal or state statutory law (including any applicable “blue sky” laws), rule or regulation, at common law or otherwise, insofar as such Losses arise out of, are based upon, are caused by or relate to any untrue statement (or alleged untrue statement) of a material fact contained in any information furnished in writing to the Company by the Purchaser concerning the Purchaser expressly for use in any Offering Memorandum or any amendment or supplement thereto or any filing or document incidental to such resale of the Notes as required by this Agreement, or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein not misleading. Such indemnification obligations shall be in addition to any liability that the indemnifying Person may otherwise have to any such indemnified Person. Reimbursements payable pursuant to the indemnification contemplated by this Section 6.2(a) will be made by periodic payments during the course of any investigation or defense, as and when bills are received or expenses incurred. The indemnification obligations of the Company pursuant to this Section 6.2(a) are in addition to any indemnification obligations contained in Section 7.2.

(b) Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been materially prejudiced by such failure to provide such notice on a timely basis.

(c) In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party, (ii) counsel to the indemnifying party has informed the indemnifying party that the joint representation of the indemnifying party and one or more indemnified parties could be inappropriate under applicable standards of professional conduct, or (iii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or is reasonably likely to be prejudiced by such delay, in any such event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining separate legal counsel). An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent (such consent not to be unreasonably withheld). The indemnifying party shall lose its right to defend, contest, litigate and settle a matter if it shall fail to diligently contest such matter (except to the extent settled in accordance with the next following sentence). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, it being understood that the indemnified party shall not be deemed to be unreasonable in withholding its consent if the proposed settlement imposes any obligation on the indemnified party).

(d) The indemnification provided for under this Section 6.2 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person and will survive the transfer of the Notes and the termination of this Agreement.

(e) If recovery is not available or is insufficient under the foregoing indemnification provisions for any reason or reasons other than as specified therein, in each case as determined by a court of competent jurisdiction, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective Persons are entitled, there shall be considered the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentence of this Section 6.2(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, the Purchaser shall not be required to make a contribution in excess of the net amount received by the Purchaser from its sale of Notes in connection with the offering that gave rise to the contribution obligation.

SECTION 7.

EXPENSES, INDEMNIFICATION AND CONTRIBUTION

7.1 Expenses. The Company will reimburse the Purchaser for all reasonable and documented out-of-pocket expenses (including reasonable and documented attorneys’ fees and disbursements of one outside counsel and, if necessary, of one local counsel in each relevant material jurisdiction) incurred by the Purchaser or any of its Affiliates in connection with the Notes and any Financing Documents (including, but not limited to, all costs and expenses relating to the creation and perfection of security interests in the Collateral, including reasonable fees and expenses of counsel incurred in connection therewith) or the amendment, modification or waiver of any of the foregoing, including the reasonable and documented out-of-pocket costs and expenses incurred in enforcing, defending or declaring (or determining whether or how to enforce, defend or declare) any rights or remedies under this Agreement or the other Financing Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, or the other Financing Documents, including in connection with any insolvency or bankruptcy of the Company or its Subsidiaries or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Financing Documents or by the Notes; provided, that, notwithstanding anything to the contrary, the Company shall not reimburse the Purchaser for any expenses or fees (including, without limitation, expenses or fees of legal counsel, investment banks, initial purchasers or other advisors or representatives) incurred in connection with any Private Resale Offering. The Company will also reimburse the Purchaser and any of its Affiliates within thirty (30) days of written demand (together with reasonable backup documentation) the reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the rights or remedies under Section 7.2 or Section 6.2 of this Agreement (but limited, in the case of legal fees and expenses, to one counsel to such indemnified Persons taken as a whole and, in the case of an actual or potential conflict of interest, one additional counsel to the affected indemnified Persons taken as a whole (and, if necessary, of one local counsel in any relevant material jurisdiction).

7.2 Indemnification. Each of the Company and the Co-Obligor shall indemnify and hold harmless the Purchaser and each of its Affiliates, partners, stockholders, members, directors, officers, agents, employees and controlling Persons (collectively, the “Indemnitees”) from and against any and all actual losses, claims, damages or liabilities to any such Indemnitee in connection with or as a result of (i) the execution or delivery of any of the Financing Documents or the performance by the parties of their respective obligations thereunder, (ii) the issuance of Notes or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages or liabilities are (i) determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, (ii) arising from any disputes solely among the Indemnitees and not arising out of any act or omission of the Company or any of its Affiliates.

Neither the Company nor the Co-Obligor shall be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed). If settled with the Company’s or the Co-Obligor’s written consent, as applicable, or if there is a final judgment for the plaintiff against an Indemnitee in any such proceeding, the Company will indemnify and hold harmless each Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) does not include any statement as to any admission.

Neither the Company nor the Co-Obligor shall, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceeding against an Indemnitee in respect of which indemnity could have been sought under this Section 7.2 by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) does not include any statement as to any admission.

In addition to the foregoing, to the extent the Notes are sold in a Private Resale Offering, the indemnification provisions set forth in Section 6.2 shall apply.

7.3 Waiver of Punitive Damages. To the extent permitted by applicable law, none of the parties hereto shall assert, and each of the parties hereto hereby waives, any claim against the other parties (including their respective Affiliates, partners, stockholders, members, directors, officers, agents, employees and controlling Persons), on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Financing Document, the Notes or the use of the proceeds thereof; provided that nothing contained in this Section 7.3 shall limit the Company’s indemnification and reimbursement obligations to the extent set forth in this Agreement.

7.4 Survival. The obligations of each of the parties under this Section 7 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement and the termination of this Agreement.

7.5 Withholding Tax. Any and all payments by or on account of any obligation of the Company or the Co-Obligor hereunder or under any other Financing Document, including payments of interest on, principal of or other amount with respect to any Note, shall be made without any deduction or withholding for any taxes or fees of any kind whatsoever, unless the obligation to deduct or withhold is required by applicable law. If due to a Change in Tax Law, the deduction or withholding of any tax shall at any time be required in respect of any amounts to be paid by the Company or the Co-Obligor hereunder or under any other Financing Document to the Purchaser (or an Affiliate of the Purchaser to the extent such Affiliate holds the Notes), the Company or the Co-Obligor shall pay to the relevant taxing jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to the Purchaser (or such Affiliate of the Purchaser to the extent such Affiliate holds the Notes) such additional amounts as may be necessary in order that the net amounts paid to the Purchaser or such Affiliate of the Purchaser pursuant to the terms hereof or any other Financing Document after such deduction or withholding (including, without limitation, any required deduction or withholding of tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to the Purchaser or such Affiliate of the Purchaser under the terms of this Agreement or the Financing Documents before the assessment of such tax attributable to such Change in Tax Law. An Affiliate of the Purchaser shall only benefit from this Section Error! Reference source not found. if at the time of the transfer of the Notes from the Purchaser to such Affiliate, no additional deductions or withholding for taxes or fees with respect to payments hereunder of any other Financing Documents are required due to such transfer or such Affiliate’s ownership of the Notes. For the avoidance of doubt, no taxes shall be indemnifiable or reimbursable pursuant to Section 6.2, Section 7.1 or Section 7.2 other than any taxes that represent losses or damages arising from any non-tax claim. Prior to the first payment to it under a Note, the Purchaser (and any successor or assign, as applicable) shall provide to the Company a properly completed and duly executed (by it or, if applicable, its first regarded parent for U.S. federal income tax purposes) Internal Revenue Service Form W-9 or applicable Internal Revenue Service Form W-8, together with all required attachments. The Purchaser (or any successor or assign, as applicable) shall provide updated forms from time to time in accordance with applicable law or if any such form becomes inaccurate or obsolete. In the event any such amounts are so deducted or withheld, any deducted or withheld amounts shall be treated for all purposes of this Agreement as paid to the Purchaser (or any successor or assign, as applicable). Notwithstanding the foregoing, the Company shall use commercially reasonable efforts to notify the Purchaser (and Affiliate, successor or assign, as applicable) upon becoming aware that any such deduction or withholding is required. The Parties shall cooperate in good faith to report and mitigate any such deduction or withholding.

SECTION 8.

MISCELLANEOUS

8.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally or sent by electronic transmission (email being sufficient) or by a nationally recognized overnight courier service, postage and fees prepaid, to the intended recipient at such party’s physical or e-mail address as shown below. Such notice or other communication shall be deemed to have been duly given (a) when delivered, if delivered personally (with written confirmation of receipt), (b) when sent, if sent by e-mail prior to 6:00 p.m. local time of the recipient on a Business Day, or if sent after 6:00 p.m. local time of the recipient or on a date that is not a Business Day, then on the next Business Day (in each case, provided that receipt of such communication is confirmed by reply e-mail that is not automated), or (c) one (1) Business Day after being sent, if sent overnight by a nationally recognized overnight courier service (with written proof of delivery).

Address for notices and other communications to the Company and the Co-Obligor:

c/o WeWork Inc.

75 Rockefeller Plaza, 10th Floor

New York, New York 10019

Email: ####

Attention: Chief Legal Officer

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Email: ####; ####

Attention: Sophia Hudson, P.C. and Jennifer Lee

Address for notices and other communications to the Purchaser:

SoftBank Vision Fund II-2 L.P.

c/o SB Global Advisers Limited

69 Grosvenor Street, London, W1K 3JP

United Kingdom

Email: ####

Attention: Legal Department

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Email: ####

Attention: Corey Chivers

8.2 Benefit of Agreement and Assignments.

(a) Except as otherwise expressly provided herein, all covenants, agreements and other provisions contained in this Agreement by or on behalf of any of the parties hereto shall bind, inure to the benefit of and be enforceable by their respective successors and assigns; provided, however, that none of the Company or the Co-Obligor may assign or transfer any of its rights or obligations without the prior written consent of the other parties hereto.

(b) Nothing in this Agreement or in any other Financing Document, express or implied, shall give to any Person other than the parties hereto or thereto and their permitted successors and assigns any benefit or any legal or equitable right, remedy or claim under this Agreement.

(c) Notwithstanding anything to the contrary contained herein, the Purchaser may assign the rights to purchase all or any portion of the Notes to any Affiliate of the Purchaser or transfer its Notes (together with its rights hereunder) to any Affiliate (other than a portfolio company) of the Purchaser, subject to such Affiliate becoming a party hereto and the ability of such Affiliate to make the representations and warranties set forth in Section 5, and each such Person shall be entitled to the full benefit and be subject to the obligations of this Agreement as if such Person were the Purchaser hereunder.

8.3 No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in exercising any right, power or privilege hereunder or under the Notes and no course of dealing between the Company and any other party shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Notes preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein and in the Notes are cumulative and not exclusive of any rights or remedies that the parties would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the other parties hereto to any other or further action in any circumstances without notice or demand.

8.4 Amendments, Waivers and Consents. This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with the written consent of the Company and the Purchaser. No amendment or waiver of this Agreement will extend to or affect any obligation, covenant or agreement not expressly amended or waived or thereby impair any right consequent thereon.

8.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

8.6 Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

8.7 Survival of Indemnities. All indemnities set forth herein shall survive the execution and delivery of this Agreement, the issuance of the Notes, and the payment of principal of the Notes and any other obligations hereunder.

8.8 Governing Law; Submission to Jurisdiction; Venue.

(a) THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

(b) If any action, proceeding or litigation shall be brought in order to enforce any right or remedy under this Agreement or any of the Notes, each party hereto hereby consents and will submit, and will cause each of their respective Subsidiaries to submit, to the jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement. Each party hereto hereby irrevocably waives, and will cause each of their respective Subsidiaries to waive, any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action, proceeding or litigation in such jurisdiction. Each of the Company and the Co-Obligor further agrees that it shall not, and shall cause its Subsidiaries not to, bring any action, proceeding or litigation arising out of this Agreement or the Notes in any state or federal court other than any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement.

(c) Each party hereto irrevocably consents, and will cause each of their respective Subsidiaries to consent, to the service of process of any of the applicable aforementioned courts in any such action, proceeding or litigation by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 8.1, such service to become effective thirty (30) days after such mailing.

(d) Nothing herein shall affect the right of (i) any party hereto to serve process in any other manner permitted by law or (ii) the Purchaser to commence legal proceedings or otherwise proceed against the Company, Parent or any of its Subsidiaries in any other jurisdiction. If service of process is made on a designated agent it should be made by either (i) personal delivery or (ii) mailing a copy of summons and complaint to the agent via registered or certified mail, return receipt requested.

(e) EACH PARTY HERETO HEREBY WAIVES, AND WILL CAUSE EACH OF THEIR RESPECTIVE SUBSIDIARIES TO WAIVE, ANY AND ALL RIGHTS ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT.

8.9 Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable to the extent of such illegality, invalidity or unenforceability and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

8.10 Entirety. This Agreement together with the other Financing Documents represents the entire agreement of the parties hereto and thereto, and supersedes all prior agreements and understandings, oral or written, if any, relating to the Financing Documents or the transactions contemplated herein or therein.

8.11 Survival of Representations and Warranties. All representations and warranties made by the Company and the Co-Obligor herein shall survive the execution and delivery of this Agreement, the issuance, delivery and transfer of all or any portion of the Notes, and the payment of principal of the Notes, and any other obligations hereunder, regardless of any investigation made at any time by or on behalf of the Purchaser.

8.12 Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

8.13 Incorporation. All schedules attached hereto are incorporated as part of this Agreement as if fully set forth herein.

8.14 No Personal Obligations. Notwithstanding anything to the contrary contained herein or in any Financing Document, it is expressly understood and the Purchaser expressly agrees that nothing contained herein or in any other Financing Document or in any other document contemplated hereby or thereby (whether from a covenant, representation, warranty or other provision herein or therein) shall create, or be construed as creating, any personal liability of any present or past stockholder, director, officer or employee of the Company and its Subsidiaries in such Person’s capacity as such; provided that nothing herein shall be deemed to be a waiver of claims arising from fraud.

8.15 Currency. Unless otherwise specified, all dollar amounts referred to in this Agreement are in lawful money of the United States.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

WEWORK COMPANIES LLC
WW CO-OBLIGOR INC.

By:	/s/ Andre J. Fernandez
Name:	Andre J. Fernandez
Title:	Chief Financial Officer

[Signature Pages to Master First Lien Senior Secured PIK Notes Note Purchase Agreement]

Accepted as of the date hereof:

SOFTBANK VISION FUND II-2 L.P.

By: SB Global Advisers Limited, acting as manager of SoftBank Vision Fund II-2 L.P.

By:	/s/ Navneet Govil
Name:	Navneet Govil
Title:	Director

[Signature Pages to Master First Lien Senior Secured PIK Notes Note Purchase Agreement]